Exhibit 99

Ingredion Incorporated
5 Westbrook Corporate Center	NEWS RELEASE
Westchester, IL 60154
CONTACT:
Investors: Heather Kos, 708-551-2592
Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS SOLID THIRD QUARTER 2017 RESULTS

•                  Third quarter 2017 reported and adjusted EPS were $2.26 and $2.21, respectively, up from third quarter 2016 reported and adjusted EPS of $1.93 and $1.96, respectively

•                  Year-to-date 2017 reported and adjusted EPS were $5.72 and $5.98, respectively, up from $5.29 of reported EPS and $5.46 adjusted EPS in the year-ago period

•                  Company narrows 2017 adjusted EPS guidance range to $7.65-$7.80 from $7.50-$7.80

WESTCHESTER, Ill., November 1, 2017 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the third quarter 2017. The results reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2017 and 2016 include items which are excluded from the non-GAAP financial measures which we present*.

“We continue to successfully leverage our business model and execute our strategic blueprint for growth. Good operating efficiency, the impact of acquisitions, and higher specialty volumes drove solid operating income and earnings per share growth,” said Ilene Gordon, chairman, president and chief executive officer.

“With this year’s strategic actions, which include deploying capital for growth, organizational restructuring in South America, enhancing our portfolio, and raising our dividend, we expect another solid year and anticipate 2017 adjusted EPS to be in the range of $7.65-$7.80,” Gordon added.

Diluted Earnings Per Share (EPS)

	3Q16	3Q17	YTD16	YTD17
Reported EPS	$1.93	$2.26	$5.29	$5.72
Acquisition/Integration Costs	—	$0.01	$0.01	$0.11
Impairment/Restructuring Costs	$0.02	$0.07	$0.16	$0.29
U.S./Canada Tax Settlement		(0.14)		(0.14)
Adjusted EPS**	$1.96	$2.21	$5.46	$5.98

**Totals may not foot due to rounding

*Adjusted Diluted Earnings Per Share (“adjusted EPS”), adjusted operating income and adjusted effective income tax rate are non-GAAP financial measures.  See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Estimated factors affecting change in reported and adjusted EPS

	3Q17	YTD17
Margin	0.06	(0.10)
Volume	0.08	0.36
Foreign exchange	0.02	0.08
Other income/(expense)	—	0.02
Total operating items	0.16	0.36

Financing costs	(0.01)	(0.08)
Shares outstanding	0.03	0.05
Tax rate	0.08	0.20
Non-controlling interest	(0.01)	(0.01)
Total non-operating items	0.09	0.16
Total items affecting adjusted EPS	0.25	0.52

Financial Highlights

•                  At September 30, 2017, total debt and cash and short-term investments were $1.95 billion and $505 million, respectively, versus $1.96 billion and $516 million, respectively, at December 31, 2016. Cash and short-term investments were lower primarily driven by stock repurchases and the finalization of the U.S.-Canada tax settlement.

•                  During the third quarter of 2017, net financing costs were $16 million, or $1 million higher than the year-ago period, due to modestly higher interest rates and gross debt compared to the same period in 2016.

•                  For the third quarter of 2017, reported and adjusted effective tax rates were 22.1 percent and 26.7 percent, respectively, compared to reported and adjusted effective tax rates both of 29.2 percent in the year-ago period. The lower rates were driven by a foreign exchange loss deduction stemming from the finalization of the U.S.-Canada tax settlement as well as the appreciation of the Mexican peso during the quarter and resultant valuation of U.S. dollar-denominated balances in Mexico. These lower rates were partially offset by a valuation allowance on the net deferred tax assets of a foreign subsidiary.

•                  Capital expenditures were $222 million for the first nine months of 2017, up $25 million from the year-ago period driven by investments in our cost savings and specialty growth initiatives.

Business Review

Total Ingredion

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Third quarter	1,489	3	30	-37	1,485	—
Year-to-date	4,304	36	125	-70	4,395	2%

Net Sales

•                  Third quarter net sales were flat compared to the year-ago period. Acquisition and specialty volume growth were offset by less favorable price/mix due to the pass through of lower raw material costs.

•                  Year-to-date net sales were up as a result of acquisition-, specialty- and core-related volume growth and changes in foreign currency exchange rates. These factors were partially offset by less favorable price/mix due to the pass through of lower raw material costs.

Operating income

•                  Third quarter reported and adjusted operating income were $233 million and $241 million, respectively.  These were five percent and eight percent increases, respectively, compared to $221 million of reported operating income and $223 million of adjusted operating income in the third quarter of 2016. The increases in reported and adjusted operating income were primarily due to margin expansion driven by operational efficiencies as well as acquisition- and organic specialty-related volume growth. These positives were partially offset by slow-recovering macroeconomic conditions in South America.

•                  Year-to-date 2017 reported and adjusted operating income were $639 million and $674 million, respectively. These were three percent and six percent increases, respectively, compared to $619 million of reported operating income and $636 million of adjusted operating income year-to-date 2016. The increases in reported and adjusted operating income were primarily due to acquisition-, specialty- and core-related volume growth.  These positives were partially offset by difficult macroeconomic conditions in South America, the interruption of manufacturing activities in Argentina and resulting temporary higher costs during the first half of the year.

•                  Third quarter reported operating income was lower than adjusted operating income by $8 million.  Restructuring costs related to our finance transformation initiative were $5 million while other employee-related severance was $2 million. Acquisition and integration costs associated with TIC Gums were $1 million.

•                  Year-to-date 2017 reported operating income was lower than adjusted operating income by $35 million. Restructuring costs include: Argentina at $17 million, finance transformation at $5 million, and other employee-related severance at $1 million. Acquisition and integration costs associated with TIC Gums were $12 million.

North America

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Third quarter	899	4	6	-6	903	—
Year-to-date	2,634	3	75	-23	2,689	2%

Operating income

•                  Third quarter operating income increased from $164 million to $179 million.  Margin expansion driven by operational efficiencies as well as the inclusion of the TIC Gums acquisition accounted for the increase.

•                  Year-to-date operating income increased from $474 million to $520 million.  Margin expansion driven by operational efficiencies as well as the inclusion of the TIC Gums acquisition and specialty ingredient volume growth accounted for the increase.

South America

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Third quarter	276	-4	8	-23	257	-7%
Year-to-date	731	33	-4	-20	740	1%

Operating income

•                  Operating income in the third quarter was $26 million, down $1 million from a year ago. Volume growth was more than offset by less favorable price/mix caused by a lag in the pass through of higher raw material costs.

•                  Year-to-date operating income was $44 million, down $15 million from a year ago. The decrease was largely a result of Argentina’s difficult macroeconomic conditions, the interruption of manufacturing activities in Argentina and resulting temporary higher costs during the first half of the year.

Asia Pacific

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Third quarter	185	—	14	-10	189	2%
Year-to-date	534	5	50	-34	555	4%

Operating income

•                  Third quarter operating income was $29 million, flat to a year ago. Volume growth was offset by less favorable price/mix due to core customer mix diversification.

•                  Year-to-date operating income was $88 million, up $1 million from a year ago. The increase was largely due to volume growth partially offset by less favorable price/mix due to core customer mix diversification.

Europe, Middle East, Africa (EMEA)

$ in millions	2016 Net sales	FX Impact	Volume	Price/mix	2017 Net sales	% change
Third quarter	129	2	2	3	136	5%
Year-to-date	405	-6	4	8	411	1%

Operating income

•                  Third quarter operating income was $26 million, up $1 million from a year ago. Volume growth and favorable price/mix more than offset higher costs in Europe.

•                  Year-to-date operating income was $83 million, up $3 million from a year ago. Volume growth and favorable price/mix more than offset foreign exchange impacts and higher input costs in Europe.

2017 Guidance

2017 adjusted EPS, excluding acquisition-related, integration, and restructuring costs, as well as any potential impairment costs, is expected to be in the range of $7.65-$7.80 compared to adjusted EPS of $7.13 in 2016. The full-year guidance assumes, compared to last year: overall improvement in North America, Asia Pacific, and EMEA; South America down; an adjusted effective tax rate of approximately 29 percent; and continued trade up in our portfolio, including higher-value specialty ingredients, leading to margin expansion.

In 2017, cash generated by operations is now expected to be in the range of $750 to $775 million, impacted by payment and reimbursement timing associated with the U.S.-Canada tax settlement. Capital expenditures are anticipated to be between $300 and $320 million.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and James Gray, executive vice president and chief financial officer.

The call will be webcast in real time, and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available for a limited time thereafter at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR) is a leading global ingredient solutions provider. We turn grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. Serving customers in over 100 countries, our ingredients make crackers crunchy, yogurts creamy, candy sweet, paper stronger and add fiber to nutrition bars. Visit www.ingredion.com to learn more.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunity,” “potential” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, paper, corrugated, and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; particularly United States tax reform; operating difficulties; availability of raw materials, including potato starch, tapioca, gum arabic and the specific varieties of corn upon which our products are based; our ability to develop new products and services at a rate or of a quality sufficient to meet expectations; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.  Factors relating to the acquisition of TIC Gums that could cause actual results and developments to differ from expectations include:  the anticipated benefits of the acquisition, including synergies, may not be realized; and the integration of TIC Gum’s operations with those of Ingredion which may be materially delayed or may be more costly or difficult than expected.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(in millions, except per share amounts)	2017	2016	%	2017	2016	%
Net sales before shipping and handling costs	$1,574	$1,569	0%	$4,653	$4,537	3%
Less: shipping and handling costs	89	80		258	233
Net sales	$1,485	$1,489	0%	$4,395	$4,304	2%
Cost of sales	1,097	1,120		3,282	3,241
Gross profit	$388	$369	5%	$1,113	$1,063	5%

Operating expenses	152	149	2%	458	431	6%
Other income, net	(4)	(3)		(7)	(2)
Restructuring charge	7	2		23	15
Operating income	$233	$221	5%	$639	$619	3%
Financing costs, net	16	15		57	48
Income before income taxes	$217	$206	5%	$582	$571	2%
Provision for income taxes	48	60		153	172
Net income	$169	$146	16%	$429	$399	8%
Less: Net income attributable to non-controlling interests	3	3		9	8
Net income attributable to Ingredion	$166	$143	16%	$420	$391	7%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	71.9	72.5		72.0	72.2
Diluted	73.3	74.3		73.4	74.0

Earnings per common share of Ingredion:
Basic	$2.31	$1.98	17%	$5.83	$5.42	8%
Diluted	$2.26	$1.93	17%	$5.72	$5.29	8%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	September 30, 2017	December 31, 2016
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$491	$512
Short-term investments	14	4
Accounts receivable — net	901	923
Inventories	825	789
Prepaid expenses	35	24
Total current assets	2,266	2,252

Property, plant and equipment — net	2,186	2,116
Goodwill	803	784
Other intangible assets — net	499	502
Deferred income tax assets	7	7
Other assets	132	121
Total assets	$5,893	$5,782

Liabilities and equity
Current liabilities
Short-term borrowings	$153	$106
Accounts payable and accrued liabilities	787	872
Total current liabilities	940	978

Non-current liabilities	180	158
Long-term debt	1,731	1,850
Deferred income tax liabilities	154	171
Share-based payments subject to redemption	30	30

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares — $0.01 par value, 77,810,875 shares issued at September 30, 2017 and December 31, 2016	1	1
Additional paid-in capital	1,140	1,149
Less: Treasury stock (common stock; 5,964,226 and 5,396,526 shares at September 30, 2017 and December 31, 2016, respectively) at cost	(504)	(413)
Accumulated other comprehensive loss	(1,009)	(1,071)
Retained earnings	3,203	2,899
Total Ingredion stockholders’ equity	2,831	2,565
Non-controlling interests	27	30
Total equity	2,858	2,595

Total liabilities and equity	$5,893	$5,782

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
(in millions)	2017	2016

Cash provided by operating activities:
Net income	$429	$399
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	156	146
Charge for fair value mark-up of acquired inventory	9	—
Decrease in margin accounts	10	1
Increase in other trade working capital	(110)	(46)
Other	30	42
Cash provided by operating activities	524	542

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(222)	(197)
Payment for acquisition	(13)	—
Short-term investments	(9)	(7)
Cash used for investing activities	(244)	(204)

Cash used for financing activities:
(Payments on) proceeds from borrowings, net	(79)	51
(Repurchase) issuance of common stock, net	(120)	21
Dividends paid (including to non-controlling interests)	(120)	(103)
Debt issuance costs	—	(4)
Cash used for financing activities	(319)	(35)

Effect of foreign exchange rate changes on cash	18	14
(Decrease) Increase in cash and cash equivalents	(21)	317
Cash and cash equivalents, beginning of period	512	434
Cash and cash equivalents, end of period	$491	$751

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(in millions)	2017	2016	%	2017	2016	%
Net Sales
North America	$903	$899	0%	$2,689	$2,634	2%
South America	257	276	(7)%	740	731	1%
Asia Pacific	189	185	2%	555	534	4%
EMEA	136	129	5%	411	405	1%
Total	$1,485	$1,489	0%	$4,395	$4,304	2%

Operating Income
North America	$179	$164	9%	$520	$474	10%
South America	26	27	(4)%	44	59	(25)%
Asia Pacific	29	29	0%	88	87	1%
EMEA	26	25	4%	83	80	4%
Corporate	(19)	(22)	14%	(61)	(64)	5%
Sub-total	241	223	8%	674	636	6%
Acquisition/integration costs	(1)	—		(3)	(2)
Restructuring charge	(7)	(2)		(23)	(15)
Charge for fair value mark-up of acquired inventory	—	—		(9)	—
Total	$233	$221	5%	$639	$619	3%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. We use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.   By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.   A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Net Income and Diluted Earnings Per Share (“EPS”) to

Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2017		September 30, 2016		September 30, 2017		September 30, 2016
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$166	$2.26	$143	$1.93	$420	$5.72	$391	$5.29

Add back:

Acquisition/integration costs, net of income tax benefit of $0 and $1 million for the three and nine months ended September 30, 2017, respectively, and $0 and $1 million for the three and nine months ended September 30, 2016, respectively (i)	1	0.01	—	—	2	0.03	1	0.01

Restructuring charge, net of income tax benefit of $2 million and $2 million for the three and nine months ended September 30, 2017, respectively, and $1 million and $3 million for the three and nine months ended September 30, 2016, respectively (ii)	5	0.07	2	0.02	21	0.29	12	0.16

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $3 million for the nine months ended September 30, 2017 (iii)	—	—	—	—	6	0.08	—	—

Income tax settlement (iv)	(10)	(0.14)	—	—	(10)	(0.14)	—	—

Non-GAAP adjusted net income	$162	$2.21	$145	$1.96	$439	$5.98	$404	$5.46

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2017 and 2016 periods include costs related to the acquisition and integration of the businesses acquired from Penford and/or Kerr. Additionally, the 2017 period includes costs related to the acquisitions of TIC Gums Incorporated, Shandong Huanong Specialty Corn Development Co., Ltd, and/or Sun Flour Industry Co, Ltd.

(ii) During the three and nine months ended September 30, 2017, we recorded a $7 million and $23 million pre-tax restructuring charge, respectively. During the third quarter of 2017, we recorded $4 million of employee-related severance and other costs associated with the Finance Transformation initiative and $3 million of other pre-tax restructuring costs including employee-related severance costs in North America. During the nine months ended September 30, 2017, the $23 million of restructuring charges consisted of $17 million of employee-related severance and other costs associated with the restructuring in Argentina, $5 million of employee-related severance and other costs associated with the Finance Transformation initiative, and $1 million of other pre-tax restructuring charges including employee-related severance costs in North America and a refinement of estimates for prior year restructuring activities. During the three and nine months ended September 30, 2016, we recorded a $2 million and $15 million pre-tax restructuring charge, respectively. During the third quarter of 2016, we recorded $2 million of employee-related severance and other costs associated with the execution of IT outsourcing contracts. During the nine months ended September 30, 2016, the $15 million of restructuring charges consisted of $10 million of employee-related severance and other costs associated with the execution of IT outsourcing contracts, $3 million of employee-related severance costs associated with the our optimization initiative in South America, and $2 million of costs attributable to the Port Colborne plant sale.

(iii) The 2017 period includes the flow-through of costs primarily associated with the sale of TIC Gums Incorporated inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.

(iv) We had been pursuing relief from double taxation under the U.S.-Canada tax treaty for the years 2004-2013. During the fourth quarter of 2016, a tentative settlement was reached between the U.S. and Canada and, consequently, last year we established a net reserve of $24 million, including interest thereon, recorded as a $70 million liability and a $46 million benefit. In the third quarter of 2017, the two countries finalized the agreement, which eliminated the double taxation, and we paid $63 million to the IRS to settle the liability. As a result of that agreement, we are entitled to deduct a foreign exchange loss of $10 million on our 2017 U.S. federal income tax return. The foreign exchange loss was not recognized in income before taxes because it arose from the terms of the agreement.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, pre-tax)	2017	2016	2017	2016

Operating income	$233	$221	$639	$619

Add back:

Acquisition/integration costs (i)	1	—	3	2

Restructuring charge (ii)	7	2	23	15

Charge for fair value mark-up of acquired inventory (iii)	—	—	9	—

Non-GAAP adjusted operating income	$241	$223	$674	$636

Net income, EPS and tax rates may not foot or recalculate due to rounding.

For notes (i) through (iii) see notes (i) through (iii) included in the Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended September 30, 2017			Nine Months Ended September 30, 2017
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b/a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b/a)

As Reported	$217	$48	22.1%	$582	$153	26.3%

Add back:

Acquisition/integration costs (i)	1	—		3	1

Restructuring charge (ii)	7	2		23	2

Charge for fair value mark-up of acquired inventory (iii)	—	—		9	3

Income tax settlement (iv)	—	10		—	10

Adjusted Non-GAAP	$225	$60	26.7%	$617	$169	27.4%

	Three Months Ended September 30, 2016			Nine Months Ended September 30, 2016
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b/a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b/a)

As Reported	$206	$60	29.2%	$571	$172	30.1%

Add back:

Acquisition/integration costs (i)	—	—		2	1

Restructuring charge (ii)	2	1		15	3

Adjusted Non-GAAP	$209	$61	29.2%	$588	$176	29.8%

Net income, EPS and tax rates may not foot or recalculate due to rounding.

For notes (i) through (iii) see notes (i) through (iii) included in the Reconcilation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of 2017 GAAP Diluted Earnings per Share (“EPS”)

to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)

(Unaudited)

	Expected EPS Range
	for Full Year 2017
	Low End	High End
GAAP EPS (a)	$7.36	$7.50

Add:

Charge for fair value markup of acquired inventory (b)	0.08	0.08

Acquisition/integration costs	0.03	0.03

Restructuring charges	0.32	0.33

Income tax settlement (c)	(0.14)	(0.14)

Expected Adjusted EPS	$7.65	$7.80

Above is a reconciliation of our expected full year 2017 diluted EPS to our expected full year 2017 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items. We generally exclude these items from our adjusted EPS guidance.

(a) For the reasons stated above, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict EPS. Therefore, we do not provide guidance concerning GAAP EPS.

(b) Includes the flow-through of costs assocated with inventory that was adjusted to fair value at the acquisition date of our recent acquisitions in accordance with business combination accounting rules.

(c) We had been pursuing relief from double taxation under the U.S.-Canada tax treaty for the years 2004-2013. During the fourth quarter of 2016, a tentative settlement was reached between the U.S. and Canada and, consequently, last year we established a net reserve of $24 million, including interest thereon, recorded as a $70 million liability and a $46 million benefit. In the third quarter of 2017, the two countries finalized the agreement, which eliminated the double taxation, and we paid $63 million to the IRS to settle the liability. As a result of that agreement, we are entitled to deduct a foreign exchange loss of $10 million on our 2017 U.S. federal income tax return. The foreign exchange loss was not recognized in income before taxes because it arose from the terms of the agreement.